UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2016

Asia Properties, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-51048	47-0855301
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification

119 Commercial St., Ste 190-115, Bellingham, WA 98225
(Address of Principal Executive Offices) (Zip Code)

(360) 392-2841
Registrant’s telephone number, including area code

(Former Name or Former Address
if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Effective July 11, 2016, Asia Properties, Inc. (the “Company”) has accepted the resignation of Mr. Fan Haoran from his position as President, CEO, Secretary and Treasurer of the Company. Mr. Fan has served on the Board of Directors since January 19, 2015. He will remain on the Board as a Director.

Effective immediately following the acceptance by the Corporation of the resignation of Haoran Fan, the Company has appointed Mr.Chen Junyan to the position of President, Secretary, Treasurer and Director.

Chen Junyan, President, Secretary, Treasurer and Director

Chen Junyan earned a MSc degree in Physic from the Luoyang Normal University Luoyang, Henan, China, in 1992. He is a member of the Henan New Energy Chamber of Commerce

From July 1992 to November 2002 he worked as an Engineer Assistant engaged in highway construction for the Institute SanMenXia Highway Construction Company, located in Henan, China and from October 2002 to May 2010 he worked as Supplement Sales Manager and ifor Sanmenxia Jiyuan Nong Lin Group Ltd., also located in Henan, P.R.China.

Starting in June 2010 and to the present, he has served as the Chief Executive Officer for the Tindin Zhi Zhong Group Co. Ltd. at Luoyang City, Henan, China, The Tindin Zhi Zhong Group is engaged in new energy research and development.

Mr. Chen is currently the CEO of Tindin Zhi Zhong Group Co, Ltd., in Henan Province, China. In May 2010, taking advantage of the global trend on clean and green new energy, he had help to found this company to manufacture electric vehicles. Tindin Zhi Zhong manufactures electric-powered coach buses, vans, sport cars and luxury sedans. Under his leadership, Tindin Zhi Zhong has became a significant player in the electric vehicle industry.

Recently his Tindin Zhi Zhong initiated a charity campaign of “Walking in Love in Central China”. Volunteers went door-to-door throughout Henan Province visiting orphans, handicapped and lonely seniors, and to deliver financial and material resources to help improve the quality of their lives

Fan Haoran, Director

As noted, Fan Haoran has served on the Board of Directors since January 19, 2015. He has worked at the Shenzhen Yangtze Trade Company from August 1989 to December 1992. The Company is involved in the domestic and international commodity procurement business. He was part of the company’s domestic and international trade management team. He also participated in formulating and compiling a textbook for an international trade training class in Shenzhen and helped organize an international trade training class. He was also responsible for the compiling of the company’s interim procedures for domestic trade management in Shenzhen. From January 1993 to September 1994 he worked at the Shenzhen Duncheng Investment Corporation, a real estate development and investment firm. Participated in approval and application for construction of Red Forest Residence Community in Shenzhen, a residence community project in Shenzhen

In October 1994 he assumed the post of General Manager of Federal Communication Developmental Company in Dongguan, (a telecommunications business) and served as a member of the council in the Guangdong Communication Association. He was a member of the communication and coordination group, which is participated in the formulation of interim regulations for communication frequency management. He also led the development and construction of wireless paging software and a paging center for the Federal Communication Developmental Company. He served with this company until October 2003.

From November 2003 to the present, he founded and has worked to organize and establish the Guangdong Rongguang Technical Engineering Limited Company as the Chairman. Guangdong Rongguang is a engineering firm that recycles industrial park waste water. During that same period he accepted the position of specially invited expert from the Chinese Recycling Business Association (Dangerous waste alliance) and participated in the inspection and approval of a Chinese recycling economy industrial park. He also accepted the post of specially invited expert from the Chinese Science and Technology Industry of the National Defense Management Association. In that role he participated in the of implementation and transference of military national defense technology to civil use. He was also entrusted by the Dongguan Science and Technology Bureau to serve as president of the Donguan Energy Savings Association

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 11, 2016

ASIA PROPERTIES, INC.

/s/ Chen Junyan
Chen Junyan
President, Secretary, Chief Executive Officer, Director